Exhibit (b)

EXECUTION COPY

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

June 1, 2010

Covidien plc

Covidien International Finance S.A.

15 Hampshire Street

Mansfield, MA 02048

Attention: Charles Dockendorff

Executive Vice President and Chief Financial Officer

Ladies and Gentlemen:

Commitment Letter

Covidien plc (“Holdco”) and Covidien International Finance S.A. (the “Borrower”, and together with Holdco, jointly and severally, “you” or the “Company”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, “we” or “us”) that you intend (i) to commence, through a newly formed United States subsidiary (“Merger Sub”), a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding shares of common stock of a company previously identified to us and codenamed Evan (the “Target”, and together with its subsidiaries, the “Acquired Business”) together with any related rights under any shareholder rights agreements (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer (the date on which all conditions precedent to the consummation of the Tender Offer as set forth in the Acquisition Documents (as defined below) being referred to herein as the “Effective Date”), for a purchase price consisting of cash consideration set forth in the Offer to Purchase, the Letter of Transmittal and the Tender Offer Statement on Schedule TO relating to the Tender Offer (such documents, including all exhibits thereto and as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”), and (ii) promptly following the Effective Date, to effect a merger (the “Merger”, and together with the Tender Offer, the “Acquisition”) of Merger Sub with and into the Target, with the surviving corporation of the Merger being a wholly owned subsidiary of the Borrower, in each case pursuant to that certain Agreement and Plan of Merger to be entered into among Merger Sub, a direct or indirect parent thereof (the “Parent”) and the Target (including all annexes and exhibits thereto, as amended, modified and supplemented in accordance with the terms hereof, the “Merger Agreement”, and together with the Tender Offer Documents, the “Acquisition Documents”). After giving effect to the Acquisition, the Target will become a wholly-owned subsidiary of the Borrower.

In that connection, you have advised us that the total amount required to effect the Acquisition and to pay the fees and expenses incurred in connection therewith shall be provided by a combination of (i) cash on the balance sheet, (ii) the issuance of commercial paper and (iii) at the election of the Borrower, either (a) the issuance by it of unsecured notes (the “Notes”) in an aggregate amount up to $1.50 billion in gross proceeds, or (b) to the extent the Borrower does not issue the Notes on or prior to the Effective Date, the incurrence by the Borrower of a senior unsecured term loan facility in an aggregate amount not to exceed $1.25 billion (the “Facility”). The Acquisition, the Notes, the Facility and the related transactions contemplated by the foregoing are collectively referred to as the “Transactions”.

1. Commitment. MSSF is pleased to commit to provide 100% of the Facility subject to and on the terms and conditions set forth herein and in the Summary of Terms and Conditions attached hereto as Exhibit A (including Annex I and Annex II attached thereto, the “Term Sheet”, and together with this letter, the “Commitment Letter”); provided that, if, after the date hereof and prior to the Effective Date, Holdco or any of its subsidiaries consummates any Applicable Equity/Debt Issuance or receives any Applicable Asset Sales Proceeds (each as respectively defined in the Term Sheet, provided that Working Capital Facilities entered into (as borrower or guarantor) by Holdco or the Borrower (whether or not funded to the extent available) shall be included in Applicable Debt/Equity Issuances for the purposes of this paragraph), then the aggregate amount of our commitment under the Facility shall automatically be reduced by an amount equal to the aggregate principal amount of any such Applicable Equity/Debt Issuance or Applicable Asset Sales Proceeds, as the case may be. It is understood that MSSF shall act as sole lead arranger and bookrunner (in such capacity, the “Arranger”) and administrative agent for the Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility, unless you and we shall agree. It is further agreed MSSF will have “left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

Our commitment and agreements hereunder are subject to the following:

(a) (x) there not occurring since September 25, 2009 any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the consolidated financial condition, business or operations of Holdco and its subsidiaries taken as a whole, and (y) there not occurring and be continuing since the date hereof, an Acquired Business Material Adverse Effect. For the purposes hereof, “Acquired Business Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Target and its Subsidiaries (as defined in the Merger Agreement), taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which the Target and its Subsidiaries operate, (ii) the United States or the global economy or (iii) the United States financial or securities markets shall be excluded from the determination of Acquired Business Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Target and its Subsidiaries relative to other companies in the same industry as the Target; and provided further that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, an Acquired Business Material Adverse Effect: (1) the execution or announcement of the Merger Agreement, (2) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (3) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the United States Securities and Exchange Commission (the “SEC”), (4) any enactment or other action required by Law (as defined in the Merger Agreement), required by the Merger Agreement or taken at the request of the Parent or the Merger Sub, (5) any litigation brought or threatened by stockholders of either the Parent or the Target (whether on behalf of the Target, the Parent or otherwise) asserting allegations of breach of fiduciary duty relating to the Merger Agreement or violations of securities Laws in connection with the Schedule 14D-9, the Proxy Statement (as defined in the Merger Agreement), if any, and each other document required to be filed by the Target with the SEC or required to be distributed or otherwise disseminated to all holders of Shares (as defined in the Merger Agreement) of the Target in connection with the Transactions (as defined in the Merger Agreement) (collectively, the “Acquired Business Disclosure Documents”), (6) any changes in Law (as defined in the Merger Agreement) or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof), (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Acquired Business Disclosure Document, (8) any decrease in the market price or trading volume of common stock, par value, $0.01 per share, of the Target (but not the underlying cause of such decrease), (9) any failure by the Target to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Target or of any securities analysts (but not the underlying cause of such failure), or (10) any fluctuations in foreign currency exchange rates;

(b) the negotiation, execution and delivery on or before December 31, 2010 (the “Commitment Termination Date”) of definitive documentation for the Facility, which shall be consistent with the Term Sheet (the “Credit Documentation”); and

(c) the other conditions set forth in Section IV (Certain Conditions) of the Term Sheet and Annex II thereto.

It is understood that there are no conditions (implied or otherwise) to the commitments hereunder other than those that are expressly stated to be conditions to the commitments or initial funding under the Facility on the Effective Date (and upon satisfaction of such conditions, the initial funding under the Facility shall occur).

2. Syndication. We reserve the right, prior to or after execution of the Credit Documentation, to syndicate all or a part of our commitment to one or more financial institutions and/or lenders (collectively, the “Lenders”), which syndication may occur in two or more stages and shall be managed by the Arranger (in consultation with you); provided, however, that (notwithstanding the assignment provisions with respect to the Facility set forth in the Term Sheet) (a) until the date that is 75 days after the date hereof, the selection of Lenders shall be by the Arranger subject to the Borrower’s approval in its sole discretion and (b) thereafter the selection of Lenders shall be by the Arranger in consultation with the Borrower; provided, further, that such Lenders selected by the Arranger pursuant to this clause (b) shall be limited (unless otherwise consented to by the Borrower, such consent not to be unreasonably withheld or delayed) to commercial and investment banks, in each case whose senior, unsecured, long-term indebtedness has an “investment grade” rating by not less than two of S&P, Moody’s and Fitch (each as defined in the Term Sheet). Our commitment hereunder shall be reduced as and when commitments are received from such Lenders to the extent such other Lender becomes (i) a party to this Commitment Letter pursuant to a joinder or other documentation reasonably satisfactory to the Arranger and the Borrower or (ii) a party as a “Lender” to the Credit Documentation. We intend to commence syndication efforts promptly following execution of this Commitment Letter, and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication reasonably satisfactory to it as soon thereafter as practicable until the date on which a Successful Syndication (as defined in the Fee Letter) is achieved. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand, at times and locations to be mutually agreed, (c) your assistance in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders at times and locations to be mutually agreed. Until the date on which a Successful Syndication is achieved, (a) you agree that there shall be no competing offering, placement or arrangement of any debt securities (excluding commercial paper issuances and the issuance of the Notes and any notes issued to refinance existing notes maturing within 120 days of the issuance of such refinancing notes) or syndicated credit facilities by or on behalf of Holdco or any of its subsidiaries that would materially impair the primary syndication of the Facility (it being understood that any indebtedness expressly permitted to be incurred by the Acquired Business under the Merger Agreement as in effect on the date hereof shall not be subject to the restrictions in this clause (a)), and (b) you agree to use commercially reasonable efforts to promptly prepare and provide to us all customary information with respect to Holdco and its subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Arranger may reasonably request. The Arranger will manage all aspects of the syndication in consultation with you (and to the extent provided above with respect to the selection of Lenders, subject to your consent), including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. Without limiting in any way your obligations to assist with the syndication efforts as set forth herein, neither the commencement nor the completion of the syndication of the Facility shall constitute a condition precedent to the initial funding under the

Facility on the Effective Date. MSSF and the Company agree to each use its commercially reasonable efforts to negotiate, execute and deliver the Credit Documentation promptly (and in any event within 60 days) following execution of this Commitment Letter, with the initial drafts thereof to be prepared by counsel to MSSF.

You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Arranger, in the preparation of a version of a confidential information memorandum and the other customary marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information or documentation that is either (a) publicly available or (b) not material with respect to Holdco, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign (to the extent applicable), United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to the Facility; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Facility.

3. Information. You hereby represent and covenant that (to the best of your knowledge with respect to the Acquired Business) (a) all written information (other than the Projections and information of a general economic or general industry nature) (the “Information”) that has been or will be made available to MSSF or any of its affiliates or any Lender or potential Lender by you, the Acquired Business or any of your or its representatives is or will be, when furnished, taken as a whole, correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to MSSF or any of its affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, that actual results may differ and that such differences may be material). You agree that if at any time prior to the Effective Date any of the representations in the immediately preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and Projections from time to time until the Effective Date so that such representations will be correct under those circumstances. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that MSSF may share with any of its affiliates, and such affiliates may share with MSSF, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions, in each case, subject to the confidentiality obligations in Section 8 hereof.

4. Fees and Expenses. As consideration for MSSF’s commitment hereunder and MSSF’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof being delivered herewith (the “Fee Letter”).

5. Indemnity. You agree (a) to indemnify and hold harmless MSSF and its affiliates and each officer, director, employee, advisor and agent of MSSF or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise from the willful misconduct or gross negligence of, or material breach of its express obligations set forth in this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person or (ii) to have resulted from a dispute solely among the indemnified persons that does not arise from the Company’s breach of its express obligations under this Commitment Letter, the Fee Letter or the Credit Documentation, the use of the proceeds thereof, the Transactions or any related transaction, and (b) without duplication of any expenses reimbursed pursuant to the Credit Documentation, to reimburse MSSF and its affiliates, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, charges and disbursements of counsel to MSSF identified in the Term Sheet (except in the event of an actual or potential conflict of interest among MSSF and the Lenders) and if reasonably required by MSSF, of one local counsel and one specialist counsel with respect to any applicable jurisdiction or specialization) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems. Without limiting in any way your reimbursement or indemnification obligations under this Commitment Letter or in the Credit Documentation, no party hereto, or any of its affiliates or controlling persons, or any of the respective officers, directors, employees, successors or assigns of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility. Any indemnified person that proposes to settle or compromise any claim, litigation, investigation or proceeding for which you may be liable for payment of indemnity hereunder shall give you written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain your prior written consent (not to be unreasonably withheld).

You acknowledge that MSSF and its affiliates (the term “MSSF” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described hereby and otherwise. In particular, you acknowledge that Morgan Stanley & Co. Incorporated (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. MSSF will not use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by MSSF of services for other companies, and MSSF will not furnish any such information to other companies. You also acknowledge that MSSF has no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that MSSF is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that MSSF act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. The Company hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions entered into between it and MSSF. The Company also acknowledges that MSSF has not advised and is not advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that it is understood and agreed that whether there shall have occurred an Acquired Business Material Adverse Effect shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

7. PATRIOT Act. MSSF hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), it and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow MSSF and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of MSSF and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (but not the Fee Letter or the contents thereof, unless redacted in a form approved by MSSF (such approval not to be unreasonably withheld)) may be disclosed to the Acquired Business and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis or (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose the Commitment Letter, but not the Fee Letter, in such filings as the Company may determine is advisable to comply with the requirements of the SEC and other applicable regulatory authorities and stock exchanges.

MSSF shall use all nonpublic information received by us from you or on your behalf in connection with the Transactions solely for purpose of providing the services that are the subject of this Commitment Letter and the transactions contemplated hereby and shall treat confidentially all such information; provided, however, that nothing herein shall prevent MSSF from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company or its obligations under the Facility (collectively, “Specified Counterparties”), (b) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case MSSF shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority having jurisdiction over MSSF or its affiliates (in which case MSSF shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of MSSF (collectively, the “Representatives”) who are informed of the confidential nature of such information and of their obligation to keep information of this type confidential, (e) to any of its respective affiliates solely in connection with the Transactions (provided that such information shall be provided on confidential basis, and MSSF shall be responsible for its affiliates’ compliance with this paragraph), (f) to the extent any such information becomes publicly available other than by reason of disclosure by MSSF, its affiliates or Representatives in breach of this Commitment Letter and (g) for purposes of establishing a “due diligence” or other similar defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of MSSF or customary market standards for dissemination of such types of information. The obligations of MSSF under this paragraph shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the Effective Date, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by (i) you without our prior written consent, or (ii) except as set forth in Section 2 above, us without your prior written consent (and in each case, any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. Subject to the applicable limitations set forth in Section 2 above, we may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates (provided that any such assignment to an affiliate shall not relieve MSSF of its obligations to fund such assigned portion of its commitments hereunder unless such assignment was approved by you). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by MSSF or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

The compensation, reimbursement, indemnification, confidentiality, syndication, clear market, jurisdiction, venue and governing law provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided, that your obligations hereunder with respect to syndication, confidentiality and indemnification shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the effectiveness thereof. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m. (New York City time), on the date of this Commitment Letter. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our commitment in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of Credit Documentation by all parties thereto, (ii) the consummation of the Acquisition without the execution and delivery of Credit Documentation by all parties thereto; provided, that termination pursuant to this clause (ii) shall not prejudice your rights and remedies in respect of any breach of the Commitment Letter that occurred on or prior to any such termination, (iii) the Commitment Termination Date and (iv) the date of termination by you of either the Merger Agreement or the Tender Offer.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/S/ ANISH M. SHAH
Name:	Anish M. Shah
Title:	Vice President

Accepted and agreed to as of the date first written above by:

COVIDIEN PLC

By:	/S/ CHARLES J. DOCKENDORFF
Name:	Charles J. Dockendorff
Title:	Executive Vice President and Chief Financial Officer

COVIDIEN INTERNATIONAL FINANCE S.A.

By:	/S/ MICHELANGELO F. STEFANI
Name:	Michelangelo F. Stefani
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Exhibit A

COVIDIEN INTERNATIONAL FINANCE S.A.

SENIOR UNSECURED 364-DAY TERM LOAN FACILITY

Summary of Terms and Conditions

June 1, 2010

I.	PARTIES

Borrower:	Covidien International Finance S.A., a Luxembourg company (the “Borrower”).

Guarantors:	Covidien Ltd., a Bermuda company (“Covidien Ltd.”), and Covidien plc, an Irish company (“Holdco”, and together with Covidien Ltd., the “Guarantors”), will each, jointly and severally, unconditionally guarantee all obligations of the Borrower under the Facility.

Sole Lead Arranger and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF or an affiliate thereof, arranged by the Arranger (collectively, the “Lenders”).

II.	THE FACILITY

Type and Amount of Facility:	364-day senior unsecured term loan facility in the amount of $1.25 billion (the loans thereunder, the “Loans”).

Availability:	The Loans shall be made in up to three drawings, commencing on the consummation of the Tender Offer (the “Effective Date”) and ending on the earlier of (i) the date that is 90 days following the Effective Date and (ii) the date of the consummation of the Merger (such earlier date, the “Availability Termination Date”) and the date of each drawing during such period, including the Effective Date and the Availability Termination Date, a “Funding Date”)), and any undrawn commitments under the Facility (the “Commitments”) shall automatically be terminated on the Availability Termination Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Effective Date.

Purpose:	The proceeds of the Loans shall be used to finance the Transactions.

III.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	The Loans may be prepaid at par by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Loans prepaid may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied first to repay any Loans outstanding and thereafter, to automatically and permanently reduce any remaining Commitments:

(a)	100% of the net proceeds of any sale or issuance of equity or issuance of debt securities or incurrence of indebtedness (other than proceeds received from (i) borrowings under existing syndicated credit facility commitments, (ii) commercial paper issuances, (iii) any refinancing of any existing indebtedness (other than (A) bilateral credit facilities in excess of $50 million in aggregate and (B) syndicated credit facilities) of Holdco or any of its subsidiaries to the extent the maturity date of such refinanced indebtedness is no more than 120 days from the date of such refinancing, (iv) any bilateral credit facilities not exceeding $200 million in aggregate entered into for working capital purposes or otherwise in the ordinary course of business (“Working Capital Facilities”), (v) any equity issuance pursuant to director or employee stock or option plans and similar arrangements, (vi) any equity issued as consideration for an acquisition or investment, which issuance does not result in cash proceeds and (vii) certain other customary exceptions to be agreed), or the committed amount of any new syndicated credit facilities incurred (including the amount by which any such existing commitments under the Borrower’s existing syndicated credit facilities is increased) by Holdco or any of its subsidiaries (the foregoing are collectively referred to as “Applicable Equity/Debt Issuances”); and

(b)	100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by Holdco or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on) provided, that no such proceeds shall be required to be applied to repay any Loans or reduce any commitments as described above unless they exceed $50 million for any individual transaction or series of related transactions or $150 million in the aggregate following the date of the Commitment Letter (such proceeds, to the extent not reinvested within 270 days following receipt, are collectively referred to as “Applicable Asset Sales Proceeds”).

Amounts prepaid pursuant to any mandatory prepayment of the Loans may not be reborrowed.

IV.	CERTAIN CONDITIONS

Initial Conditions:

The making of the initial Loans (it being understood and agreed that such initial Loans may be in an aggregate principal amount of up to $1.25 billion) on or after the Effective Date shall be conditioned solely upon (a) the satisfaction of the conditions set forth in the Commitment Letter and Annex II, and (b) the accuracy of the representations and warranties in the Credit Documentation in all material respects; it being understood that the Credit Documentation shall not contain any representations and warranties relating to the

2

Acquired Business other than such representations and warranties that relate to the consolidated operations of Holdco or the Borrower (after giving effect to consummation of the Tender Offer) or any of their respective subsidiaries generally, and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

On-Going Conditions:	The making of the Loans on each Funding Date after the Effective Date shall be conditioned solely upon (a) the accuracy in all material respects of the representations and warranties in the Credit Documentation (other than the material adverse change and litigation representations and warranties, which shall be made only on, and effective only with respect to Loans made on, the Effective Date), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice.

V.	CERTAIN DOCUMENTATION MATTERS

Credit Documentation:	The Credit Documentation shall be negotiated in good faith, shall contain the terms and conditions set forth in this Term Sheet and otherwise shall be substantially the same in all material respects (to the extent applicable) as the Borrower’s existing amended and restated five-year senior credit agreement dated as of June 4, 2009, among the Borrower, the Guarantors, Citibank, N.A., as administrative agent and the lenders and agents party thereto (the “Existing Credit Agreement”).

Representations and Warranties, Covenants and Events of Default:	The Credit Documentation shall contain representations, warranties (including solvency of the Borrower and the Guarantors on a consolidated basis on the Effective Date after giving pro forma effect to the Acquisition), covenants and events of default that are substantially the same (to the extent applicable) as those included in the Existing Credit Agreement.

Financial Covenant:	Consolidated total debt to consolidated EBITDA not to be greater than 3.50:1, calculated on substantially the same basis as set forth in the Existing Credit Agreement.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of either Guarantor from its guarantee.

3

Defaulting Lender:	The Credit Documentation to contain “Defaulting Lender” provisions substantially the same in all material respects as those included in the Existing Credit Agreement.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the prior written consent of (a) the Borrower, which consent may not be unreasonably withheld (provided, however, that until and including the Effective Date, the Borrower may withhold its consent in its sole discretion in respect of all assignments), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing; and (b) the Administrative Agent, which consent may not be unreasonably withheld, unless a Loan is being assigned to an existing Lender, an affiliate thereof or an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their loans. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions consistent with the Existing Credit Agreement (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with any prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto, any failure to borrow a LIBOR Loan on the requested date or in the other circumstances set forth in the Existing Credit Agreement.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole (except in the event of an actual or potential conflict of interest among the Administrative Agent and the Lenders) and, if reasonably required by the Administrative Agent, of one local counsel and one specialist

4

counsel for any applicable jurisdiction or specialization) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent found by a final, non-appealable judgment of a court (x) to arise from the gross negligence or willful misconduct of the indemnified party, (y) resulting from a breach of the confidentiality provisions in the Credit Documentation by the indemnified party or (z) arising from a dispute solely among the Lenders that does not arise from the Borrower’s or any of its subsidiary’s breach of the Credit Documentation.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Weil, Gotshal & Manges LLP.

5

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 1/2 of 1.00%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Lending Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that, in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent (acting in a commercially reasonable manner and in good faith) shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate and the federal funds effective rate shall take effect at the time of such change in the Prime Lending Rate and federal funds effective rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”); provided, that, (i) on the date that is 90 days following the Effective Date, the interest rate then in effect shall increase by an additional 25 basis points per annum, (ii) on the date that is 180 days following the Effective Date, the interest rate then in effect shall increase by an additional 25 basis points per annum and (iii) on the date that is 270 days following the Effective Date, the interest rate then in effect shall increase by an additional 50 basis points per annum.

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen.

Interest Payment Dates:	In the case of loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment ticking fees (the “Commitment Fees”) to each Lender calculated at a rate per annum determined in accordance with the Pricing Grid on the aggregate amount of the undrawn Commitments, accruing during the period commencing on the Effective Date for the Facility and ending on the earlier of the date on which (x) there are no remaining undrawn Commitments under the Facility or (y) all remaining undrawn Commitments have been terminated pursuant to the Credit Documentation and payable quarterly in arrears and on such earlier date.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the following:

a)	0.50% of the principal amount of the Loan of such Lender outstanding at the close of business, New York time, on the date that is 90 days following the Effective Date, payable on such date;

b)	1.00% of the principal amount of the Loan of such Lender outstanding at the close of business, New York time, on the date that is 180 days following the Effective Date, payable on such date; and

c)	1.50% of the principal amount of the Loan of such Lender outstanding at the close of business, New York time, on the date that is 270 days following the Effective Date, payable on such date.

Default Rate:	At any time upon the occurrence and during the continuation of any payment default, all overdue principal of any Loan shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

2

Annex I-A

COVIDIEN INTERNATIONAL FINANCE S.A.

Pricing Grid

Index Debt Rating Level (S&P, Moody’s or Fitch)	Applicable Margin		Commitment Fee Rate
	ABR Loans	LIBOR Loans
≥ A /A2 /A	50 bps	150 bps	20 bps
≥ A- /A3 /A-	75 bps	175 bps	25 bps
≥ BBB+ / Baa1 /BBB+	100 bps	200 bps	30 bps
≤ BBB / Baa2 /BBB	150 bps	250 bps	37.5 bps

As used herein, “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other person other than the Guarantors or subject to any other credit enhancement.

In the event that the ratings from Standard & Poor Ratings Services (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) or Fitch, Inc. (“Fitch”) fall within different levels, then (i) if two of the ratings are at the same level and the other rating is one level higher or one level lower than the same two ratings, then the Applicable Margin and Commitment Fee Rate will be based on the two ratings at the same level, (ii) if two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, then the Applicable Margin and Commitment Fee Rate will be based on the rating that is one level above the two same ratings, (iii) if two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, then the Applicable Margin and Commitment Fee Rate will be based on the rating that is one level below the two same ratings and (iv) if each of the three ratings fall within different levels, then the Applicable Margin and the Commitment Fee Rate will be determined based on the rating level that is in between the highest and the lowest ratings.

If, at any time, a rating of the Index Debt is available from only two of S&P, Moody’s and Fitch, then the Applicable Margin and the Commitment Fee Rate shall be based on the ratings available from such two rating agencies. If the immediately preceding sentence is applicable and the two available ratings referred to in such preceding sentence fall within different levels, the Applicable Margin and the Commitment Fee Rate shall be determined based on the higher rating and if the ratings differ by more than one level, the Applicable Margin and the Commitment Fee Rate shall be determined based on the rating one level lower than the higher rating. If, at any time, a rating of the Index Debt is available from only one of or none of S&P, Moody’s, Fitch or any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders (an “Approved Agency”), then the Applicable Margin and the Commitment Fee Rate for each period commencing during the 30 days following the time there ceased to be at least two such ratings available, shall be the Applicable Margin and the Commitment Fee Rate in effect immediately prior to such cessation. Thereafter, the rating to be used until ratings from at least two of S&P, Moody’s, Fitch or such other Approved Agency become available shall be as agreed between the Borrower and the Required Lenders, and the Borrower and the Required Lenders shall use good faith efforts to reach such agreement within such 30-day period; provided, however, that if no such agreement is reached within such 30-day period, then the Applicable Margin and the Commitment Fee Rate thereafter until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s, Fitch or any other Approved Agency ceasing its business as a rating agency, the Applicable Margin and the Commitment Fee Rate, in effect immediately prior to such cessation, or (b) otherwise, the Applicable Margin and the Commitment Fee Rate as set forth opposite the Index Debt Rating Level “(≤ BBB /Baa2 /BBB)” on the Pricing Grid.

Annex II

CONDITIONS PRECEDENT TO EFFECTIVE DATE

The initial extension of credit under the Facility shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date (with references to the Holdco and its subsidiaries in this Annex II being deemed to refer to and include the Acquired Business after giving effect to the Transactions):

1. (i) All of the conditions precedent to the consummation of the Tender Offer shall have been satisfied in accordance with the Tender Offer Documents (which shall be reasonably satisfactory to the Arranger) and the Merger Agreement as in effect on the date hereof and (ii) no provision of any Acquisition Document shall have been waived, amended, supplemented or otherwise modified in an manner materially adverse to the interests of the Lenders (without the prior written consent of the Arranger).

2. The Lenders shall have received (i) audited consolidated financial statements of Holdco and the Acquired Business for the three most recent fiscal years ended at least 90 days prior to the Effective Date and (ii) unaudited interim consolidated financial statements of Holdco and the Acquired Business for each of the first three quarterly periods subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph 2 and ended at least 45 days prior to the Effective Date.

3. The Administrative Agent and the Arranger shall have received all fees required to be paid on, and all expenses for which invoices have been presented at least one business day prior to, the Effective Date.

4. The Lenders shall have received the following: (a) customary legal opinions from (i) counsel to the Borrower and (ii) local counsel to Holdco, (b) customary resolutions and other evidence of authority, (c) customary officers’ certificates, (d) good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and the Guarantors, (e) a customary certificate from the chief financial officer of Holdco with respect to the solvency (on a consolidated basis) of Holdco and its subsidiaries as of the Effective Date, (f) if requested by any Lender at least two business days prior to the Effective Date, a promissory note of the Borrower, (g) a borrowing notice and (h) all documentation and other information reasonably requested by the Arranger or any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. Each of the documents referred to in the foregoing clauses (a), (b), (c), (e) and (g) shall be in form and substance reasonably satisfactory to the Arranger.

5. There shall exist no injunction or other form of temporary restraining order with respect to the financing for the Acquisition.

6. The Arranger shall have received confirmation that not less than two of the following ratings shall have been obtained with respect to the Index Debt: (i) at least “BBB-” by S&P, (ii) at least “Baa3” by Moody’s and (iii) at least “BBB-” from Fitch, in each case with a stable or better outlook, which ratings and outlooks shall have been reaffirmed within 30 days prior to the Effective Date.

EXECUTION COPY

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Covidien plc

Covidien International Finance S.A.

15 Hampshire Street

Mansfield, MA 02048

June 11, 2010

Ladies and Gentlemen:

Joinder Agreement to Commitment Letter

Reference is made to the Commitment Letter dated June 1, 2010 (together with the exhibits and annexes attached thereto, the “Commitment Letter”) among Morgan Stanley Senior Funding, Inc. (“MSSF”), Covidien plc (“Holdco”) and Covidien International Finance S.A. (the “Borrower”, and together with Holdco, jointly and severally, the “Company”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This Joinder Agreement to Commitment Letter (this “Joinder Agreement”) sets forth the understanding of the parties hereto regarding the participation of each party identified on the signature pages hereof as an “Additional Commitment Party” (collectively, the “Additional Commitment Parties” and together with MSSF, the “Commitment Parties”) in the financing of the Facility.

Each Additional Commitment Party hereby commits, on a several but not joint basis, in each case on the same terms and conditions as are applicable to MSSF’s commitments in respect of the Facility under the Commitment Letter (each such commitment of a Commitment Party, its “Commitment”, and collectively, the “Commitments”), in the principal amount set forth opposite such Additional Commitment Party’s name on Schedule I attached hereto (“Schedule I”). Each Additional Commitment Party shall be deemed to be a party to the Commitment Letter as a “Commitment Party” in accordance with, and to the extent set forth in, this Joinder Agreement. The Commitments of MSSF under the Commitment Letter shall be reduced dollar for dollar by the aggregate amount of the Commitments of the Additional Commitment Parties upon execution of this Joinder Agreement by each of the parties hereto, such that, as of the date of this Joinder Agreement, the Commitment of each Commitment Party is as set forth on Schedule I.

In connection with each Additional Commitment Party’s Commitment under this Joinder Agreement, it is agreed that such Additional Commitment Party will be granted the title or designation set forth opposite such Additional Commitment Party’s name on Schedule I with respect to the Facility.

Each Additional Commitment Party agrees that (i) the syndication of the Facility shall be managed by the Arranger until the Arranger determines that the Facility has been successfully syndicated and (ii) its Commitment shall not be syndicated.

As consideration for the Commitments of each Additional Commitment Party, the Company agrees to pay to the Additional Commitment Parties the applicable fees as set forth in (i) the Co-Arranger and Syndication Agent Fee Letter dated the date hereof among the Company, MSSF and each Additional Commitment Party assigned the title of “Co-Arranger and Syndication Agent” set forth opposite such Additional Commitment Party’s name on Schedule I (the “Co-Arranger and Syndication Agent Fee Letter”) and (ii) the Participant Fee Letter dated the date hereof among the Company, MSSF and each Additional Commitment Party assigned the title of “Participant” set forth opposite such Additional Commitment Party’s name on Schedule I (the “Participant Fee Letter”, and together with the Co-Arranger and Syndication Agent Fee Letter, the “Joinder Fee Letters”), in accordance with the provisions hereof and thereof.

Each party hereto confirms that (i) each Additional Commitment Party shall be bound by the terms and conditions of the Commitment Letter, and shall have all the rights and obligations with respect to its Commitment, to the same extent as the same are applicable to MSSF, (ii) the Commitment Letter shall be deemed amended such that the reference to the “Administrative Agent and the Arranger” in the third paragraph of Annex II to the Commitment Letter shall be deemed to also refer to the “Additional Commitment Parties”, on a several and not joint basis, and (iii) the Commitment Letter shall be deemed amended such that all references to “MSSF” in the following Sections of the Commitment Letter shall be deemed to refer to the “Commitment Parties”, in each case on a several and not joint basis: 3, 4 (with respect to the fees set forth in Annex I to the Term Sheet), 5 (other than with respect to clause (b) of the first sentence thereof), 7 and 8; provided, however, that this paragraph shall not apply to, and the Additional Commitment Parties shall not have any rights or benefits (except as expressly set forth herein) with respect to, (a) roles or titles assigned to MSSF with respect to the Facility set forth in the Commitment Letter, (b) the provisions of the Commitment Letter applicable to the Arranger and the Administrative Agent in their capacities as such and (c) any provisions of the Fee Letter.

This Joinder Agreement may not be assignable by (i) the Company without the prior written consent of each other party hereto or (ii) any Additional Commitment Party without the prior written consent of the Company and MSSF (and in each case, any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Notwithstanding the foregoing, each Additional Commitment Party may assign its Commitment and agreements hereunder, in whole or in part, to any of its affiliates (provided that any such assignment to an affiliate shall not relieve such Additional Commitment Party of its obligations to fund such assigned portion of its Commitment hereunder unless such assignment was approved by the Company).

This Joinder Agreement may not be amended or waived except by an instrument in writing signed by each party hereto. The Company and MSSF agree that no amendment, waiver, supplement or other modification to the Commitment Letter shall be entered into unless the parties thereto and each Additional Commitment Party shall have consented thereto in writing. This Joinder Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Joinder Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) and the applicable Joinder Fee Letter are the only agreements that have been entered into among the Company and each Additional Commitment Party with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Additional Commitment Party or any its respective affiliates to make any oral or written statements that are inconsistent with this Joinder Agreement or the applicable Joinder Fee Letter. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof. Notwithstanding any provision hereof or of the Commitment Letter, it is agreed and understood that all obligations of each of the Commitment Parties, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (and for the avoidance of doubt, each Additional Commitment Party hereby acknowledges and agrees that it shall be subject to Section 6 of the Commitment Letter as a party thereto). The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Joinder Agreement. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to, contemplated by, or arising out of this Joinder Agreement and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any

2

such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) and the other terms and conditions contained herein shall be subject to the same confidentiality provisions applicable to the Commitment Letter as provided in Section 8 of the Commitment Letter; provided, that each Joinder Fee Letter and the contents thereof shall be subject to the same confidentiality provisions which are applicable to the Fee Letter for purposes of Section 8 of the Commitment Letter.

Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon MSSF or any of its affiliates, or any of its officers, directors, employees, agents, advisors or representatives, and based on the financial statements of Holdco and its subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into the Commitment and other agreements evidenced by this Joinder Agreement.

The compensation, reimbursement, indemnification, confidentiality, jurisdiction, venue and governing law provisions contained herein or incorporated herein by reference to the Commitment Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Joinder Agreement, the Commitment Letter, or each Commitment Party’s Commitment; provided, that the Company’s obligations hereunder with respect to indemnification shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the effectiveness thereof. The Company may terminate the Commitments of each Additional Commitment Party hereunder at any time subject to the provisions of the immediately preceding sentence.

Except as otherwise provided herein, all Commitments of the Additional Commitment Parties shall continue until the earliest to occur of (i) the execution and delivery of Credit Documentation by all parties thereto, (ii) the consummation of the Acquisition without the execution and delivery of Credit Documentation by all parties thereto; provided, that termination pursuant to this clause (ii) shall not prejudice the Company’s rights and remedies in respect of any breach of the Commitment Letter or this Joinder Agreement that occurred on or prior to any such termination, (iii) the Commitment Termination Date and (iv) the date of termination by the Company of either the Merger Agreement or the Tender Offer.

[Signature pages follow]

3

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

BARCLAYS BANK PLC, as an Additional Commitment Party

By:	/s/ Noam Azachi
Name:	Noam Azachi
Title:	Assistant Vice President

[SIGNATURE PAGE TO JOINDER AGREEMENT]

GOLDMAN SACHS BANK USA, as an Additional Commitment Party

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

[SIGNATURE PAGE TO JOINDER AGREEMENT]

BANK OF AMERICA, N.A., as an Additional Commitment Party

By:	/s/ Robert LaPorte
Name:	Robert LaPorte
Title:	Vice President

[SIGNATURE PAGE TO JOINDER AGREEMENT]

BNP PARIBAS, as an Additional Commitment Party

By:	/s/ Richard Pace
Name:	Richard Pace
Title:	Managing Director

By:	/s/ Nanette Baudon
Name:	Nanette Baudon
Title:	Vice President

[SIGNATURE PAGE TO JOINDER AGREEMENT]

CITIBANK, N.A., as an Additional Commitment Party

By:	/s/ William E. Clark
Name:	William E. Clark
Title:	Managing Director & Vice President

[SIGNATURE PAGE TO JOINDER AGREEMENT]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as an Additional Commitment Party

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Director

By:	/s/ Douglas J. Weir
Name:	Douglas J. Weir
Title:	Director

[SIGNATURE PAGE TO JOINDER AGREEMENT]

Accepted and agreed to as of the date first written above by:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name:	Anish Shah
Title:	Vice President

COVIDIEN PLC

By:	/s/ Kevin G. DaSilva
Name:	Kevin G. DaSilva
Title:	Vice President and Treasurer

COVIDIEN INTERNATIONAL FINANCE S.A.

By:	/s/ Michelangelo Stefani
Name:	Michelangelo Stefani
Title:	Managing Director

[SIGNATURE PAGE TO JOINDER AGREEMENT]

Schedule I

COMMITMENTS AND TITLES

Commitment Party	Commitment	Title
Morgan Stanley Senior Funding, Inc.	$375,000,000.00	Sole Lead Arranger and Sole Bookrunner
Barclays Bank PLC	$312,500,000.00	Co-Arranger and Syndication Agent
Goldman Sachs Bank USA	$312,500,000.00	Co-Arranger and Syndication Agent
Bank of America, N.A.	$ 62,500,000.00	Participant
BNP Paribas	$ 62,500,000.00	Participant
Citibank, N.A.	$ 62,500,000.00	Participant
Deutsche Bank AG Cayman Islands Branch	$ 62,500,000.00	Participant

	Total: $1,250,000,000.00